Exhibit 99.3

TRANSGENOMIC AND PRECIPIO DIAGNOSTICS ANNOUNCE PLANNED MERGER

Creates a Robust Diagnostic Platform Focused on Improving Accuracy of Cancer Diagnoses

OMAHA, Neb. and NEW HAVEN, Conn., (OCTOBER 12, 2016) -- Transgenomic, Inc. (NASDAQ: TBIO), and privately-held Precipio Diagnostics, LLC today announced entry into a merger agreement, pursuant to which Precipio will become a wholly owned subsidiary of Transgenomic, and Transgenomic will be renamed Precipio, Inc. In connection with the merger, it is anticipated that the original Precipio security holders will receive between 62% and 80% of the outstanding shares of the combined company, depending on the relative amount of outstanding liabilities of the parties at closing and prior to the investment of new capital. The merger is expected to close in 2016, pending approval by Transgenomic shareholders and other closing conditions set forth in the merger agreement. Simultaneous to the merger, the combined company will receive an investment of up to $7 million from a syndicate led by BV Advisory Partners in a private placement of preferred convertible securities, and $3.0 million of outstanding debt of each company is expected to convert into this same class of preferred convertible securities. This comprehensive transaction will provide the Company with a clean balance sheet and sufficient capital to achieve its planned expansion.

Transgenomic has filed to complete a reverse stock split of between one-for-ten and one-for-thirty before the merger closes, and the company’s outstanding debt is expected to convert into common and preferred shares. The companies expect that shares of the combined company will be listed on the NASDAQ exchange and trade under the “PRPO” ticker (subject to filing and approval by NASDAQ). The merger agreement provides that, Ilan Danieli, Precipio founder and Chief Executive Officer, will serve as the Chief Executive Officer of the combined company. BV Advisory Partners is acting as advisor to the transaction.

Paul Kinnon, Transgenomic President and Chief Executive Officer, said “In recent years we have transitioned from a provider of conventional life science tools and diagnostic services into an innovative biotechnology enterprise focused on advancing precision medicine. We have done this through our revolutionary ICE COLD-PCR (ICP) technology, which enables accurate, non-invasive tumor profiling using circulating DNA in patient plasma. We have established a solid platform for commercialization of ICP, with leading global distributors and a solid pipeline of potential agreements with partners and customers. This is a good time to join forces with Precipio, which shares our commitment to accurate and timely advanced cancer diagnostics and has established an impressive infrastructure of academic experts and a growing customer base, validated by successful case studies. I look forward to working with my new colleagues to ensure a successful transition.”

Ilan Danieli, Precipio founder and Chief Executive Officer, said “We are proud of Precipio’s progress in building a growing platform that provides unique services to cancer patients and their physicians by providing a demonstrated superior level of diagnostic accuracy, ensuring that patients receive the best possible treatment. Cancer misdiagnosis is an all too common and underappreciated problem, which frequently has a negative impact on patient treatment, and may cause needless loss of life. We provide both primary and second opinion screening, and our network of leading academic cancer researchers and advanced diagnostic technologies have proven to be an invaluable resource for patients and physicians. Our entire team is committed to ensuring that our services are made widely available. To that end we will continue building out our sales team to accelerate adoption and revenue growth. We believe Transgenomic’s ICP technology and commercial infrastructure fit well with our values and our business model, and look forward to this next stage of growth, as we work together to integrate our teams, technologies and services.”

Keith Barksdale, Founder of BV Advisory Partners, commented, “Transgenomic and Precipio have complementary strengths with the potential to be a dynamic and strong competitor in the rapidly growing market for advanced cancer diagnostics. ICP is a revolutionary mutation detection technology that is now available through global distributors, and adoption by drug researchers and developers is ramping up. The technology is also available to help guide cancer diagnosis and treatment through Transgenomic’s CLIA laboratory. Precipio’s platform of leading academic cancer experts provides superior diagnostic accuracy level to oncologists and their patients; it represents a unique resource that can benefit from and leverage the power of ICE COLD-PCR. We look forward to working with the combined company going forward to help assure its growth and success.”

Transgenomic’s ICE COLD-PCR offers major advantages over current sequencing technologies. It delivers at least a 100-fold improvement in sensitivity compared to standard methodologies, allowing detection of both known and previously unknown genetic alterations in any exon of any gene using a single assay. It is robust, easy to use and easily implemented, requiring minimal disruption to established sequencing workflows. It is available as ICEme™ Kits that deliver up to a 500-fold increase in mutation detection compared to most current methods, with levels of detection routinely achievable down to 0.01%. This ultra-high sensitivity enables detection of low level mutations and allows accurate patient monitoring as well as stratification of cancer sub-populations. ICEme Kits are compatible with most patient samples, including tissue, blood, plasma, urine and other biofluids. The kits are simple to use and work with most of the genomic analysis platforms available in laboratories today. They are easily customizable for use with single mutations or multiple mutations in combination. The current menu includes approximately 20 clinically relevant, actionable mutations that are associated with important cancers. The ICP range of mutation targets is being expanded on an ongoing basis.

ICE COLD-PCR was originally developed by the laboratory of Dr. Mike Makrigiorgos at the Dana-Farber Cancer Institute, which has exclusively licensed rights to the technology exclusively to Transgenomic.

About Transgenomic

Transgenomic, Inc. is a global biotechnology company advancing personalized medicine in oncology and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE COLD-PCR, which enables use of liquid biopsies for mutation detection. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes.

About Precipio

Precipio Diagnostics has built a platform to harness the intellect, expertise and technology developed within academia, delivering quality diagnostic information to physicians and patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment, and its experience delivering quality service, Precipio Diagnostics offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, visit www.precipiodx.com.

About BV Advisory Partners

BV Advisory Partners is a strategic advisory firm focused on value creation. BV is active in Strategic Investing, M&A Advisory, Business Development, Consulting, Sales, Distribution and IP Creation of cutting edge technologies. BV has a multi-sector focus (Technology, Sports & Entertainment, Healthcare, Environmental Services & Consumer Goods) and is committed to partnering with businesses that create sustainable value for the broad global community. BV bridges the gap between middle-market companies and investors looking for sustainable business models by providing services throughout the entire life-cycle for its partners. BV’s approach leads to significant repeat business from its clients. BV’s principals leverage their personal and professional networks to bring value to partners. BV’s extensive network of partners provide clients with industry-specific guidance and global business development execution capabilities. For more information, visit www.bvadvisorypartners.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets, expectations regarding new clients, projects and prospects, and MX-ICP’s ability to accelerate the Company’s growth and generate revenue. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Additional Information for Transgenomic Common Stockholders

In connection with the proposed transactions, Transgenomic plans to file with the SEC a proxy statement relating to the approval of the merger agreement. The information in the preliminary proxy statement is not complete and may be changed. The proxy statement and this press release are not offers to sell Transgenomic securities and are not soliciting an offer to buy Transgenomic securities in any state where the offer and sale is not permitted.

The definitive proxy statement will be mailed to stockholders of Transgenomic. TRANSGENOMIC URGES INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (when available) and other documents filed with the SEC by Transgenomic through the web site maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement (when available) and other documents filed with the SEC can also be obtained on Transgenomic’s website at www.transgenomic.com/ir/investor-information/.

Transgenomic and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Transgenomic in connection with the merger. Information about the directors and executive officers of Transgenomic is set forth in Transgenomic’s proxy statement filed with the SEC on April 29, 2016. Additional information regarding the interests of these participants and other persons who may be deemed participants in the Merger may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

This document will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contacts:

Transgenomic Media:	Transgenomic Investors
Barbara Lindheim	Transgenomic Investor Relations
BLL Partners	investor.relations@transgenomic.com
212-584-2276
blindheim@bllbiopartners.com